UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF
DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES
EXCHANGE ACT OF 1934.

Commission File Number of Issuing Entity: 333-158741-02

USAA Auto Owner Trust 2010-1
(Exact name of issuing entity as specified in its charter)

Commission File Number of Registrant: 333-158741

USAA Acceptance, LLC
(Exact name of registrant as specified in its charter)

USAA Federal Savings Bank
(Exact name of sponsor as specified in its charter)

One Rodney Square
920 King Street, 1st Floor
Wilmington, Delaware 19801
302-888-7536

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

0.63% Asset Backed Notes, Class A-2
1.30% Asset Backed Notes, Class A-3
2.14% Asset Backed Notes, Class A-4
(Title of each class of securities covered by this Form)

None
(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1) [ ]

Rule 12g-4(a)(2) [ ]

Rule 12h-3(b)(1)(i) [ ]

Rule 12h-3(b)(1)(ii) [ ]

Rule 15d-6 [ ]

Rule 15d-22(b) [X]

Approximate number of holders of record as of the certification or notice date: 0

Pursuant to the requirements of the Securities Exchange Act of 1934 USAA Auto Owner Trust 2010-1, as issuing entity, and USAA Acceptance, LLC, as registrant, have caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

USAA AUTO OWNER TRUST 2010-1, as issuing entity

By: USAA Federal Savings Bank
as administrator

/s/ Michael J. Broker By: ____________________________
Name: Michael J. Broker
Title: Vice President

USAA ACCEPTANCE, LLC, as registrant

/s/ Michael J. Broker By:_____________________________
Name: Michael J. Broker
Title: Vice President, Secretary

February 11, 2014